UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 19, 2013

United Security Bancshares, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-14549	63-0843362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 West Front Street
Post Office Box 249
Thomasville, Alabama 36784
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (334) 636-5424

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On December 19, 2013, United Security Bancshares, Inc. (“USB”) and its subsidiary bank, First United Security Bank (“FUSB”; USB and FUSB are hereinafter collectively referred to as the “Company”), entered into an Amended and Restated Executive Employment Agreement (the “A&R Employment Agreement”) with James F. House, pursuant to which Mr. House will continue to serve as President and Chief Executive Officer of USB and FUSB.  Mr. House will also continue to serve on the Boards of Directors of both USB and FUSB, as well as the respective Board committees on which the President and Chief Executive Officer customarily serves.  The A&R Employment Agreement, which will become effective as of January 1, 2014 (the “Effective Date”), amends, restates and replaces in its entirety the Executive Employment Agreement that the Company entered into with Mr. House upon the commencement of his employment on November 7, 2011 (as amended, the “Original Employment Agreement”).  The Original Employment Agreement will continue to govern Mr. House’s employment with the Company until the Effective Date.

The material terms of the A&R Employment Agreement are as follows:

●
Term.  The initial term of the A&R Employment Agreement will be three (3) years, commencing on the Effective Date.  Unless either party provides written notice of its intention not to extend the term at least 60 days prior to the applicable anniversary date, or unless the A&R Employment Agreement is otherwise terminated in accordance with the termination provisions set forth therein, on the first anniversary of the Effective Date and on each anniversary thereafter, the term will be automatically extended for one (1) additional year, such additional year to be added to the remainder of the then-existing term, which will effectively re-set the term to a period of three (3) years commencing on such anniversary.

●
Base Salary and Equity Compensation.  Mr. House will be paid a base salary of $313,384 annually, which amount may be increased by the USB Board of Directors.  Additionally, with respect to each calendar year ending during the term of the A&R Employment Agreement, Mr. House will be eligible to receive an annual long-term incentive award under USB’s 2013 Incentive Plan (the “Incentive Plan”) of (A) up to 5,000 shares of USB’s common stock, (B) options to purchase up to 10,000 shares of USB’s common stock or (C) a combination of the two.  Any such equity awards will be governed by the Incentive Plan and the applicable award agreements.

●
Employee Benefits; Perquisites.  Mr. House will be eligible to participate in any defined contribution plan, insurance program and medical or other health benefit plan sponsored by the Company, subject to the eligibility and participation requirements of such plans.  He will be entitled to three (3) weeks of paid vacation each year.  The Company will provide term life insurance coverage for Mr. House in the amount of $250,000.  The Company will provide Mr. House with a Company-owned automobile and reimbursement of reasonable expenses in operating such automobile.  Finally, during the period beginning on the Effective Date and ending at such time as may be reasonably determined by the Compensation Committee of the USB Board of Directors, the Company will continue to provide Mr. House with temporary housing in Thomasville, Alabama.

●
Severance Payments.  Mr. House will be entitled to receive a severance payment in the event of a termination of his employment under certain circumstances.  If the Company terminates Mr. House’s employment without cause, or if Mr. House terminates his employment for good reason (as such terms are defined in the A&R Employment Agreement) in a non-change in control context, the Company will be obligated to pay Mr. House any accrued and unpaid base salary and a one-time lump sum severance payment in an amount equal to the greater of (A) one (1) times his then-current base salary or (B) the amount of base salary that otherwise would have been payable to Mr. House during the remainder of the term of the A&R Employment Agreement had his employment continued until the natural expiration of the term.

●
Change in Control.  If, within six (6) months of a change in control of the Company (as such term is defined in the A&R Employment Agreement), Mr. House is terminated by the Company or its successor without cause, or Mr. House terminates his employment for good reason, Mr. House will be entitled to a one-time lump sum change in control payment in an amount equal to 299% of Mr. House’s “base amount,” as such term is defined in Section 280G(b)(3)(A) of the Internal Revenue Code of 1986, as amended.

●
Restrictive Covenants.  Mr. House will be subject to certain non-competition and non-solicitation restrictions for a period of two (2) years following the termination of his employment with the Company.

The foregoing description of the A&R Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the A&R Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit Number	Exhibit

10.1
Amended and Restated Executive Employment Agreement dated December 19, 2013 (to be effective January 1, 2014) by and between United Security Bancshares, Inc., First United Security Bank and James F. House.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2013	UNITED SECURITY BANCSHARES, INC.

	By:	/s/ Beverly J. Dozier
	Name:	Beverly J. Dozier
Vice President, Secretary and Assistant Treasurer